Exhibit 10.7

AMENDMENT TO THE INTERNATIONAL PAPER COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

This Amendment to the International Paper Company Long-Term Incentive Compensation Plan, as amended and restated May 7, 2005 (the “Plan”) is hereby effective the 1st day of April 2008. The Plan shall be amended as follows:

1.      By adding the following new subsection (b) to Section 4 and renumbering accordingly:

“(b) “Restricted Stock Unit” or “RSU” means a right granted to a Participant under Section 18 to receive payment in shares of common stock or cash (as specified in the Award Agreement issued to the Participant) equal to the value of Company common stock. The Participant shall not receive shares of common stock at the time of grant. The Company shall distribute shares, or the cash equivalent of the number of shares used to value the unit, once the recipient of a Restricted Stock Unit satisfies the applicable vesting requirement.”

2.      By adding the word “RSU” after the word “stock” in the second sentence of Section 3(a).

3.      By adding the following new Section 18 and renumbering accordingly:

“RESTRICTED STOCK UNITS

18. Terms and Conditions of Restricted Stock Units

(a) The Committee or its delegates is authorized to make awards of Restricted Stock Units in such amounts and subject to such terms and conditions as may be selected by the Committee or its delegates. An award of a restricted stock unit shall be evidenced by an award certificate setting forth the terms, conditions and restrictions applicable to the award.

(b) Restricted stock units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Except as otherwise provided in an award certificate, the Participant shall have none of the voting rights of a shareholder with respect to restricted stock units until such time as Shares of stock are paid in settlement of the restricted stock units.

(c) Restricted stock units shall be forfeited as provided in the award certificate, which may include termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period.